Exhibit 99.1

SenesTech Announces 2021 First Quarter Financial and Operational Results

Revenues Up 138 Percent from the First Quarter in 2020

PHOENIX, Ariz., May 13, 2021  SenesTech, Inc. (NASDAQ: SNES), (www.senestech.com) the rodent fertility control experts and inventors of the first and only registered rat contraceptive, ContraPest® announced today revenues for the first quarter in 2021 were up 138 percent from the same period a year ago while operating expenses have been reduced by 20 percent. During the past year, SenesTech has transitioned from a science-based research company to a solutions-based, environmentally responsible commercial company providing a new and proven tool to pest control management for the 21st century. After more than five years of successful testing and deployment in municipal, agricultural, commercial, and residential locations, ContraPest® has demonstrated success in reducing rat populations in a non-lethal, proactive and sustainable manner.

The state of California accounted for nearly a third of SenesTech’s revenue during the first quarter this year. California enacted legislation in January 2021 prohibiting the use of the four major second generation anticoagulant rodenticides creating a market for non-lethal, effective pest control alternatives. Also, ContraPest® is no longer a “restricted use product” in California allowing the company to sell directly to more customers there.

“California is a huge market and we expect our growth to continue there and in other markets around the country as the pest control industry and other customers look for new solutions to rat control,” said Ken Siegel, SenesTech’s Chief Executive Officer. “Our successful test results and strong data collected during the research period particularly in urban and agricultural settings is resonating and creating early commercial traction for us around the United States. With the effects of the pandemic beginning to ease, we are seeing increased engagement with customers and pest management professionals.”

SenesTech has formed partnerships and collaborations with key distributors in California who are now including ContraPest® fertility management in their pest management programs. SenesTech recently fulfilled an initial order with a large East Coast city, and agencies are specifying ContraPest® be included in their integrated pest management programs. SenesTech recently rebranded itself “The Pest Control Difference.”

“With our early commercial traction now in full swing, we felt the time was right to formally rebrand SenesTech, ‘The Pest Control Difference.’ We are excited about this new branding as we look to shape the future of pest control,” said Steve Krause, SenesTech’s Executive Vice President of Commercialization. “The rebrand provides a platform for SenesTech’s new initiatives. We launched two new websites and created a loyalty and rewards program to allow customers the opportunity to earn rewards for purchases or referring their friends.”

“We continue to focus on operating the business efficiently. By increasing revenue and decreasing operating expenses, we have significantly reduced our breakeven point. Further, our cash position of $15.2 million at the end of March put us in a great position to continue executing our commercial plans,” said Tom Chesterman, SenesTech’s Chief Financial Officer.

ContraPest® has been approved for use by the Environmental Protection Agency and is licensed for use in all 50 states and the District of Columbia.

Recent Operational Highlights

●	With pandemic restrictions lifted during the quarter, resumed full travel for in-person sales and marketing.

●	Launched a new brand campaign in May 2021, “The Pest Control Difference,” featuring ContraPest®. The rebrand represents SenesTech’s evolution from a science-based research company to a solutions-based, environmentally responsible, commercial company providing a new and proven tool to pest control management for the 21st century.

●	Announced the renewal and expansion of the Company’s distribution agreement with Agri-Turf Distributing, LLC in April 2021 for the marketing, sale and distribution of ContraPest® in California, including plans to launch joint marketing and sales initiatives.

●	In March 2021, completed model agricultural deployments of ContraPest® with demonstrated and sustained success in reducing rat populations and improving operating economies in poultry settings. Results from both an egg production farm and a pullet house showed a measurable reduction in rats within six months of deployment and continued success as treatment progressed. The egg farm confirmed a 95 percent decline in rat activity within 12 months of adding ContraPest®.

●	The pullet farm reported an 88 percent improvement in pullet survival after using ContraPest® to reduce their rat population. The projected impact of adding ContraPest® to the pullet farm’s pest management plan resulted in more than $600,000 in increased revenue and decreased costs. Both customers continue to deploy ContraPest®.

●	Completed a long-term deployment in March 2021 of ContraPest® in a large, East Coast urban setting, with demonstrated and sustained success in reducing rat populations. Data collected at month 12 from cameras showed that Site A had a 94 percent reduction in rat activity and a 98 percent decline in juvenile rat photos since the start of monitoring. Site B had a 99 percent reduction in rat activity and 100 percent decline in juvenile rat photos during the same period. These results showed that ContraPest® was efficacious at lowering the rat populations and limiting the number of juveniles born, thus enhancing the results of the city’s rodent control program.

●	California’s AB1788 was signed by California’s Governor Gavin Newsom and became law January 1, 2021. The California Ecosystems Protection Act of 2020 will prohibit the use of the four major Second Generation Anticoagulant Rodenticides (SGARs) commonly used in rodent pest control under many circumstances, which opens up a potential $100 million annual market opportunity in California to ContraPest® as an alternative solution.

First Quarter 2021 Highlights

●	Revenue during Q1 2021 was approximately $88,000 compared to approximately $37,000 in Q1 2020, an increase of 138 percent. This does not include more than $20,000 of backlog, late orders that were not fulfilled during the first quarter, but were fulfilled in April 2021 and will be included in the second quarter numbers.

●	On a GAAP basis, net loss for Q1 2021 was $(1.8) million, compared with a net loss of $(2.7) million for Q1 2020.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q1 2021 was $(1.6) million versus $(2.1) million in Q1 2020.

●	Cash at the end of Q1 2021 was approximately $15.2 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, May 13, 2021 at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10155223. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats can be responsible for the birth of up to 15,000 pups a year. We invented ContraPest®, the world’s first and only U.S. EPA registered rodent contraceptive. ContraPest® fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rodent management. We strive for clean cities, efficient businesses and happy households—all through non-lethal, proactive pest control. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may describe future expectations, plans, results, or strategies and are generally preceded by words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually” or “projected.” You are cautioned that such statements are subject to risks and uncertainties that could cause future or actual results to differ materially due to a number of factors and other risks identified in our filings with the Securities and Exchange Commission. Forward looking statements include, but are not limited to, our belief that ContraPest® will establish a new paradigm in rodent control and that ContraPest® will increase the effectiveness of rodent control in all IPM program, our growth potential, market opportunities and the continued use of ContraPest® by customers. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS

Current assets:
Cash	$15,165	$3,643
Accounts receivable trade, net	27	25
Prepaid expenses	360	178
Inventory	905	945
Deposits	26	28
Total current assets	16,483	4,819

Right to use asset-operating leases	627	665
Property and equipment, net	528	538
Total assets	$17,638	$6,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$79	$98
Accounts payable	175	404
Accrued expenses	238	292
Total current liabilities	492	794

Long-term debt, net	662	673
Operating lease liability	636	671
Total liabilities	1,790	2,138

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,164,046 and 5,099,512 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	12	5
Additional paid-in capital	121,897	108,119
Accumulated deficit	(106,061)	(104,240)
Total stockholders’ equity	15,848	3,884

Total liabilities and stockholders’ equity	$17,638	$6,022

The accompanying notes are an integral part of these financial statements.

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months Ended
	March 31,
	2021	2020

Revenue:
Sales	$88	$37
Cost of sales	50	22
Gross profit	38	15

Operating expenses:
Research and development	455	296
Selling, general and administrative	1,422	2,045
Total operating expenses	1,877	2,341

Net operating loss	(1,839)	(2,326)

Other income (expense):
Interest income	2	2
Interest expense	(5)	(8)
Other income	21	15
Total other income	18	9

Net loss and comprehensive loss	(1,821)	(2,317)
Deemed dividend-warrant price protection-revaluation adjustment	-	414
Net loss attributable to common shareholders	$(1,821)	$(2,731)

Weighted average common shares outstanding - basic and fully diluted	8,137,038	1,611,304

Net loss per common share - basic and fully diluted	$(0.22)	$(1.69)

The accompanying notes are an integral part of these financial statements.

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three Months Ended March 31, 2021 and 2020

(Unaudited)

(in thousands)	For the Three Months Ended
	March 31,
	2021	2020
Net Loss (As Reported, GAAP)	(1,821)	(2,317)

Non-GAAP Adjustments:
Interest expense (income), net	3	6
Stock-based compensation	155	151
Reserve for future severance payments	-	(51)
Gain on investments	-	(15)
Depreciation expense	73	77
Total of non-GAAP adjustments	231	168

Adjusted EBITDA Loss (Non-GAAP)	(1,590)	(2,149)